Exhibit 17.1
Ed;
regarding our discussion of the treatment of the legal bill for the sale of Hickel/Turnaround Group shares to yourself and John Hohman.
As per our conversation:
1. I believe that this was a personal transaction, not a company transaction, so the bill should and will be paid personally, not corporate.
2. I believe that the three individuals involved should each pay 1/3rd. You do not agree.
3. I will pay the law firm directly and ask them to invoice me, not the company. THIS IS NOT A CORPORATE EXPENSE.
4. Please consider this letter my 30-day notice under the recently signed engagement agreement for termination by me of the agreement. I am willing if you agree in writing to waive the thirty day notice and make the agreement termination immediate.
5. Please consider this notice of my resignation from the Board of Directors immediately;
6. As you know, I do not agree with this and other company practices.
Thank you for the opportunity to work together over the last year and a half.
I wish you and your team the best.
Regards;
Kelly Hickel